Exhibit 99.1

Media Contact:

Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Peng Chen Named President of Morningstar’s Global Investment Management Division

CHICAGO, Nov. 10, 2010—Morningstar, Inc. (Nasdaq: MORN) today announced that Peng Chen, Ph.D., CFA, president of Morningstar’s Ibbotson Associates unit, has been named president of Morningstar’s global Investment Management division. Chen will oversee the company’s investment consulting, retirement advice, and investment management operations in North America, Europe, Asia, and Australia, including Morningstar Associates, Ibbotson Associates, Morningstar Investment Services, Old Broad Street Research, and Seeds Finance.

Patrick Reinkemeyer, who served as president of Morningstar Associates, LLC, has decided to leave the firm in mid-December, but will be available as a management advisor to Morningstar.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Patrick is a talented executive and a skilled investment manager. He created Morningstar’s consulting business as a start-up operation more than a decade ago and built a world-class investment management capability. Patrick has decided it’s time for him to do something new. We’re sorry to see him leave but are glad he’ll be serving as an advisor during a transition period.”

Mansueto added, “Peng is a brilliant researcher and one of the industry’s leading authorities on asset allocation. He played a key role in developing Ibbotson’s investment consulting and retirement advice business before we acquired the firm in 2006 and has done a terrific job leading Ibbotson since then.

“One of Morningstar’s key growth strategies is to become a global leader in fund-of-funds investment management. Over the past several years, we’ve built the business internally and through acquisitions, starting with Ibbotson. Previously, these units operated separately. More recently, they’ve been working more closely together, and we’re now at a point in the evolution of our business where it makes sense to combine the investment management units under one leader.”

Chen said, “I’m thrilled to be taking on this expanded role and look forward to working closely with our global teams to deliver more integrated investment solutions to our clients.”

Morningstar acquired Ibbotson Associates in 2006 and has continued to expand its investment consulting services both organically and through the acquisition of Intech Pty Ltd in Australia in 2009; Old Broad Street Research Ltd. in the UK in 2010; and Seeds in France in 2010. As of Sept. 30, 2010, Morningstar had approximately $101.3 billion in assets under advisement for investment consulting, $17.8 billion in assets under management for managed retirement accounts, $3.6 billion in assets under management for Ibbotson Australia, and $2.5 billion in assets under management in Morningstar Managed Portfolios. The global Investment Management division has approximately 250 employees in Chicago, London, Melbourne, Paris, Shenzhen, Sydney, Tokyo, and Toronto.

Chen joined Ibbotson in 1997. Prior to Morningstar’s acquisition in March 2006, he served as managing director and chief investment officer. Chen is an expert in asset allocation, portfolio risk measurement, nontraditional assets, and global financial markets. His research papers and articles have appeared in the Financial Analysts Journal, Journal of Portfolio Management, Journal of Investing, Journal of Financial Planning, the American Association of Individual Investors Journal, and the Journal of Financial Counseling and Planning. He received the “Articles of Excellence” award from the Certified Financial Planner Board in 1996 and Graham and Dodd Scroll awards in 2003 and 2007 from the Financial Analysts Journal.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 370,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 26 countries.

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